CUSIP No. 33761Q102                   13G                      Page 1 of 9 pages



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.    4    )*
                                         ---------


                            FIRSTFED BANCORP, INC.
                            ----------------------
                               (Name of Issuer)

                     Common Stock par value $.01 per share
                     -------------------------------------
                        (Title of Class of Securities)


                                   33761Q102
                                   ---------
                                (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33761Q102                     13G                   Page 2 of 9 pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AmSouth Bancorporation
                 No. 63-0591257
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                      (a) [_]
                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER

                                      -0-
NUMBER OF            -----------------------------------------------------------
SHARES               6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                              36,896
EACH                 -----------------------------------------------------------
REPORTING            7  SOLE DISPOSITIVE POWER
PERSON
WITH                                  -0-
                     -----------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                                      36,896
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      36,896
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                      HC
--------------------------------------------------------------------------------

CUSIP No. 33761Q102                   13G                      Page 3 of 9 pages


1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AmSouth Bank of Alabama
                 No. 63-0073530
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                      (a) [_]
                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Alabama
--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER

                                      -0-
                     -----------------------------------------------------------
NUMBER OF            6  SHARED VOTING POWER
SHARES
BENEFICIALLY                          36,896
OWNED BY             -----------------------------------------------------------
EACH                 7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                                -0-
WITH                 -----------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                                      36,896
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      36,896
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                                      BK
--------------------------------------------------------------------------------

CUSIP No. 33761Q102                   13G                      Page 4 of 9 pages


                                AMENDMENT NO. 4
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                      ON BEHALF OF AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA

           Report for the Calendar Year Ended December 31, 1996.

   Item 1(a)   Name of Issuer:
   ---------

               FirstFed Bancorp, Inc.

   Item 1(b)   Address of Issuer's Principal Executive Offices:
   ---------

               1630 Fourth Avenue, North
               Bessemer, Alabama 35020

   Item 2(a)   Name of Persons Filing:
   ---------

               AmSouth Bancorporation
               AmSouth Bank of Alabama

   Item 2(b)   Address of Principal Business Office:
   ---------

               AmSouth Bancorporation
                    1400 AmSouth/Sonat Tower
                    Birmingham, Alabama 35203

               AmSouth Bank of Alabama
                    AmSouth/Sonat Tower
                    Birmingham, Alabama 35203

   Item 2(c)   Citizenship:
   ---------

               AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

   Item 2(d)   Title of Class of Securities:
   ---------

               Common stock, par value $.01 per share

   Item 2(e)   CUSIP Number:  33761Q102
   ---------

   Item 3.     If this Statement is filed pursuant to Rules 13d-1(b) or
   -------     13d-2(b), check whether the person filing is a:

               (a)  [_]  Broker or Dealer registered under Section 15 of the Act

               (b)  [X]  Bank as defined in Section 3(a)(6) of the Act

CUSIP No. 33761Q102                   13G                      Page 5 of 9 pages


               (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act

               (d)  [_]  Investment Company registered under Section 8 of the
                         Investment Company Act

               (e)  [_]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940

               (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

               (g)  [X]  Parent Holding Company, in accordance with Section
                         240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)

               (h)  [_]  Group, in accordance with Section 240.13d-
                         1(b)(1)(ii)(H)

   Item 4.     Ownership
   -------

               (a)  Amount Beneficially Owned:

                         36,896

               (b)  Percent of Class:

                         6.0%

               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:

                                     -0-

                    (ii)   shared power to vote or direct the vote:

                                     36,896

                    (iii) sole power to dispose of or to direct the disposition of:

                                     -0-

                    (iv) shared power to dispose of or to direct the disposition of:

                                     36,896

               Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

CUSIP No. 33761Q102                   13G                      Page 6 of 9 pages

     Item 5.   Ownership of Five Percent or Less of a Class
     -------

               Not applicable. However, subsequent to December 31, 1996, the reporting persons have ceased to be the beneficial owners of more
               than five percent of the class of securities.   The amounts shown
               in this Schedule 13G are as of December 31, 1996.

     Item 6    Ownership of More than Five Percent on Behalf of Another Person
     ------

               All of the shares covered by this Statement are held by the First Federal Savings Bank Employee Stock Ownership Plan (the "Plan") of which AmSouth Bancorporation's subsidiary, AmSouth Bank of Alabama, is Trustee. Generally, under the terms of the instrument establishing the Plan, dividends on and proceeds from the sale of such shares held by the Plan are paid to the Plan, with distribution of any such amounts from the Plan being made pursuant to the terms of such instrument.

     Item 7    Identification and Classification of the Subsidiary Which
     ------    Acquired the Security Being Reported on by the Parent Holding
               Company

               See Exhibit 1.

     Item 8    Identification and Classification of Members of the Group
     ------

               Not applicable.

     Item 9    Notice of Dissolution of Group
     ------

               Not applicable.

     Item 10   Certification
     -------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signatures:
     -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 14, 1997
     --------------------
     Date

     AMSOUTH BANCORPORATION


     By:   /s/ Carl L. Gorday
        ------------------------
        Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title

CUSIP No. 33761Q102                   13G                      Page 7 of 9 pages

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 14, 1997
     ------------------
     Date



     AMSOUTH BANK OF ALABAMA



     By:  /s/ Carl L. Gorday
        ---------------------------
        Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title